PNMAC CAPITAL MANAGEMENT, LLC

CODE OF ETHICS
FOR
CEO AND SENIOR FINANCIAL OFFICERS

PNMAC Mortgage Opportunity Fund LLC (“Company”) has a Code of Ethics applicable to all officers and employees of the Company. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and chief accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Ethics, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

1. The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assists the Board of Directors in fulfilling its responsibilities.

2. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Board of Directors any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other officers and employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Compliance Officer and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other officers and employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Code of  Ethics or any additional procedures.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of  Ethics or of these additional procedures by the Chief Executive Officer and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and to these additional procedures, and shall include written notices.